Exhibit 99-B.

Contract Schedule I

Accumulation Phase

Control of Contract (see 1.03)

This is a Contract between the Contract Holder and the Company only to satisfy the purchase requirements of Code Section 403(b)(1). The Contract Holder has no right, title, or interest in the value of Individual Accounts established under the Contract.

Participants own all amounts held in their Individual Accounts and may make any choices allowed under the Contract.

The Contract and Individual Accounts are nontransferable and nonassignable except to us in the event of a loan (if allowed under the Contract) or in the event of a qualified domestic relations order as allowed under the Retirement Equity Act of 1984 (REA).

The Contract Holder must notify us in writing if the Plan is, or becomes, subject to the Employee Retirement Income Security Act of 1974 (ERISA) and/or related law or regulations including REA. We will rely on the Contract Holder's determination and representation of the applicability of such laws. If the Plan is subject to ERISA, before we will make a distribution from an Individual Account, the Contract Holder must certify in writing that all applicable REA requirements have been met and that the distribution complies with the Plan.

Maintenance Fee (see 1.16)

The maintenance fee for each Individual Account is $0.00 as of the Effective Date of the Contract and is subject to change (see 1.18). The fee will never exceed $30.00.

Contribution Limits (see 2.01)

Each year, Contributions to the Contract are limited to the lesser of:

(a)	The maximum exclusion allowance (MEA) limit under Code Section 403(b); or

(b)	The amount set forth in Code Section 415, generally, 25% of compensation up to $30,000.

In addition, salary reduction Contributions as defined in Code Section 402(g) may not exceed $10,000, or such larger amount as adjusted by the Secretary of the Treasury, unless the alternative limitation under Code Section 402(g)(8) applies.

Separate Account (see 3.01)

Variable Annuity Account C

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Daily Charges to the Separate Account (see 3.07)

Charges to the Separate Account are subject to change (see 1.18). The charges as of the Effective Date of the Contract are as follows:

Mortality and Expense Risk Charge: 0.50% (annual basis)

This charge will never exceed 1.50% (annual basis)

Administrative Charge: 0.00% (annual basis)

This charge will never exceed 0.25% (annual basis)

ING GET Fund Guarantee Charge: If applicable, the charge will be provided to the Contract Holder and will never exceed 0.75% (annual basis)

Fixed Interest Options Available (see Section 5, Section 6, and Section 7)

Guaranteed Accumulation Account

Fixed Plus Account

Fixed Account Minimum Guaranteed Interest Rate (see 5.01)

The interest rate will never be less than 3% (annual basis).

Fixed Account Annual Transfer Limit (see 5.02)

10%

Fixed Plus Account Minimum Guaranteed Interest Rate (see 6.01)

The interest rate will never be less than 3% (annual basis).

Fixed Plus Account Annual Transfer and Partial Withdrawal Limit (see 6.02 and 6.03)

20%

Waiver of Fixed Plus Account Transfer Limit (see 6.02)

$2,000

Waiver of Fixed Plus Account Full Withdrawal Provision (see 6.05)

When a full withdrawal is requested, payment from the Fixed Plus Account is not limited as described in 6.04 when the withdrawal is made:

(a)

When the amount in the Fixed Plus Account is $5,000 or less (or, if applicable, as otherwise allowed by the Plan for lump-sum cash-out without Participant consent) and during the previous 12 months no amounts have been withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments;

(b)	Due to a Participant's death before Annuity payments begin and paid within six months of the Participant's death;

(c)	As provided in Section 8.09;

(d)	To purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis;

(e)	When a Participant is separated from service, and when:

(1)	Separation from service is documented in a form acceptable to us;
(2)	The amount is paid directly to the Participant; and
(3)

The amount paid for all withdrawals due to separation from service during the previous 12 months does not exceed 20% of the average value of all Individual Accounts under the Contract during that period; or

(f)	Due to financial hardship as defined in the Code, and when:

(1)	If applicable, certified by the employer;
(2)	The amount is paid directly to the Participant; and
(3)	The amount paid for all withdrawals due to financial hardship during the previous 12 months does not exceed 20% of the average value of all Individual Accounts under the Contract during that period.

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Guaranteed Accumulation Account Minimum Guaranteed Interest Rate (see 7.02)

The interest rate will never be less than 3% (annual basis).

Withdrawal Restrictions Under the Code (see 8.03)

Limitations apply to partial and full withdrawals of the "restricted amount" from this Contract as required by Code Section 403(b)(11). The restricted amount is the sum of:

(1)	Contributions attributable to a Participant's salary reduction Contributions made on and after January 1, 1989; plus

(2)	The net increase, if any, in the Individual Account value after December 31, 1988 attributable to investment gains and losses and credited interest.

The restricted amount may be partially or fully withdrawn only if one or more of the following conditions are met. The Participant has:

(a)	Separated from service when certified by the employer;

(b)	Attained age 59 1/2;

(c)	Died;

(d)	Become disabled, as defined by the Code;

(e)

Experienced financial hardship as defined by the Code. The amount available for financial hardship is limited to the lesser of the amount necessary to satisfy the need or the Contributions attributable to Participant salary reduction Contributions made on or after January 1, 1989; or

(f)	Met other circumstances as otherwise allowed by federal law, regulations or rulings.

No withdrawal restrictions apply to salary reduction Contributions and earnings credited to such Contributions on or before December 31, 1988.

In addition, any portion of an Individual Account representing amounts transferred under Internal Revenue Service Revenue Ruling 90-24 from a Code Section 403(b)(7) custodial account will be subject to the restrictions set forth in Code Section 403(b)(7)(A)(ii).

Withdrawal Charge (see 8.04)

A withdrawal charge does not apply.

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Waiver of Withdrawal Charge (see 8.05)

Waivers are not applicable; a withdrawal charge does not apply.

Required Distributions (see 8.07)

Generally, for Contributions made and earnings credited after December 31, 1986, distribution must begin by April 1 of the calendar year following the later of (1) the calendar year in which a Participant attains age 70 1/2, or (2) retires. For Individual Account values as of December 31, 1986, distribution must begin by the last day of the year in which a Participant attains age 75 or retires, whichever is later.

The entire Individual Account value must be distributed, or begin to be distributed, over the life or life expectancy of a Participant, or the joint life expectancies of a Participant and a beneficiary.

Individual Account Termination Amount (see 8.09)

$5,000

Loans (see 9.01)

Loans are available under this Contract.

Contract Beneficiary (see 10.02)

The Contract beneficiary is named by the Participant.

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Contract Schedule II

Annuity Phase

Payment Period (see 11.03)

The period for which we will guarantee Annuity payments must be at least five years and no more than 30 years.

Mortality Table (see 11.04)

Society of Actuaries' 1983 Table a

Maximum Number of Funds (see 11.06)

The maximum number of Funds is four.

Fixed Annuity Minimum Guaranteed Interest Rate (see 11.07)

3% (annual basis)

Number of Annual Transfers Among Funds (see 11.09)

Each calendar year, we allow twelve transfers among funds.

Daily Charges to the Separate Account (see 11.14)

Charges to the Separate Account will never be more than the following:

Mortality and Expense Risk Charge: 1.25% (annual basis)

Administrative Charge: 0.25% (annual basis)

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Definitions

Accumulation Phase

The time between an Individual Account Effective Date and the date on which the entire Individual Account value is used to purchase Annuity payments, or otherwise distributed.

ING GET Fund (GET Fund)

The ING GET Fund is an Investment Option which may be available during the Accumulation Phase. The GET Fund operates as a series offering. Each series is a separate Fund.

ING Life Insurance and Annuity Company (ILIAC)

ING Life Insurance and Annuity Company ("we," and "our," and "us," and "the Company" refer to ILIAC).

Annuitant

The person whose life expectancy determines the amount and/or duration of the payments under a life-contingent Annuity option.

Annuity

Payment of an income:

(a)	For a stated period;

(b)	For the life of one or two people; or

(c)	Some combination of (a) and (b).

A fixed Annuity is one in which the payment amount does not vary. A variable Annuity is one in which the payment amount may vary based on the net investment results of the Funds.

Annuity Phase

The time during which we make Annuity payments.

Business Day

Each day our Home Office is open for business.

Code

The Internal Revenue Code of 1986, as it is amended from time to time.

Contract

This agreement between the Company and the Contract Holder.

Contract Holder

The entity, or person, named in the specifications section on the face page, to which the Contract is issued.

Contribution

The payment made to us during the Accumulation Phase. The Contribution may be reduced by any applicable premium tax due.

Effective Date

The date, shown in the specifications section on the face page, on which we issue the Contract or establish an Individual Account.

Fixed Account

A Fixed Interest Option. The Fixed Account is an obligation of our General Account.

Fixed Interest Options

Investment options, including the Fixed Account, the Fixed Plus Account and the Guaranteed Accumulation Account that credit interest. The Fixed Interest Options available during the Accumulation Phase are shown on Contract Schedule I under Fixed Interest Options Available.

Fixed Plus Account

A Fixed Interest Option. Limitations apply to withdrawals from the Fixed Plus Account. The Fixed Plus Account is an obligation of our General Account.

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Fund

A variable Investment Option available under this Contract. The Funds are open-end registered investment management companies (mutual funds) in which the Separate Account invests.

General Account

The account that holds our assets other than those held in the Separate Account or Nonunitized Separate Account.

Guaranteed Accumulation Account (GAA)

A Fixed Interest Option that may be available during the Accumulation Phase. Under this option, we guarantee specified rates of interest for specified periods of time. Amounts allocated to the Guaranteed Accumulation Account are held in the Nonunitized Separate Account.

Good Order

Instructions that are complete and clear enough to allow us to act without exercising discretion.

Home Office

Our main office located at 151 Farmington Avenue, Hartford, Connecticut 06156.

Individual Account

An account, or accounts (including, if applicable, employer and employee accounts) established for each Participant to maintain a record of transactions and the value of Contributions as invested.

Investment Options

The Funds and Fixed Interest Options available under this Contract.

Maturity Date

The last day of a GAA guaranteed term or the last day of the guarantee period of an ING GET Fund series.

Nonunitized Separate Account

A separate account that holds assets allocated to the Guaranteed Accumulation Account.

Participant

A person who is covered under the retirement Plan or program for which this Contract is issued and who has an interest in this Contract.

Plan

The retirement plan or program for which this Contract is issued.

Premium Tax

Any tax assessed by any governmental entity on Contributions or amounts used to purchase Annuity payments.

Separate Account

An account that buys and holds shares of the Funds through its subaccounts.

Valuation Date

The date and time at which accumulation unit values and Annuity unit values are calculated. Currently, this calculation is made after the close of business of the New York Stock Exchange on any normal business day, Monday through Friday, that the New York Stock Exchange is open.

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